Exhibit  10.1
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                           CHANGE IN CONTROL AGREEMENT


     This is an Agreement entered into between SEMCO Energy, Inc., a Michigan corporation ("Company"), and ______________ ("Executive"). References to employment by Executive with the Company include employment by the Company or one of its subsidiaries.


                                   BACKGROUND

A.     Executive  is  a  valued  member  of  the  Company's  management  team.

B. The Board of Directors of the Company desires to recognize the contributions of the Executive to the Company and to assure continuous harmonious management of the Company.

C. The Board of Directors of the Company believes that public companies in the natural gas industry face the possibility of a Change in Control (as hereinafter defined), and that the management uncertainty related to a Change in Control can have potential adverse effects on the Company and its shareholders.

D. The Board of Directors of the Company believes that it is in the best interests of the Company that the Executive remain in the employ of the Company during an actual or threatened Change in Control of the Company, and that the Executive be granted certain protection in the event that the Executive's employment is involuntarily terminated or the Executive terminates employment for Good Reason (as hereinafter defined) prior to or following a Change in Control.

                                    AGREEMENT

Executive  and  Company  agree  as  follows:

SECTION 1. EFFECTIVE DATE OF AGREEMENT. This Agreement shall be effective immediately upon its execution by both parties.

SECTION 2. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the earlier of:

(a) The termination of the Executive's employment with the Company for any reason (i) prior to a Change in Control and (ii) not In Anticipation of a Change in Control (excluding assignment of Executive to employment by the Company or a subsidiary of the Company);

(b) Upon the Executive's assignment to a non-Executive position if said assignment is (i) prior to a Change in Control and (ii) not In Anticipation of a Change in Control;

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(c)     The  termination of Executive's employment because of death, disability, voluntary  retirement on or after age 65, or Cause (as defined in Section 6(b));
or

(d)     April 1, 2003, unless extended by the Board of Directors of the Company.

SECTION 3. REQUIREMENTS FOR BENEFITS. The benefits set forth in Section 7 shall be provided in the event there has been a Change in Control as set forth in Section 4 and within two years thereafter there is a Termination of Employment of Executive, as described in Section 6. The benefits set forth in
Section 7 shall also be provided in the event there is a Termination of Employment of Executive In Anticipation of a Change in Control as set forth in
Section 5. Benefits shall be provided only in response to a valid claim made within sixty (60) days of such event or the Change in Control, whichever is later, in accordance with the provisions of Section 14.

SECTION 4. CHANGE IN CONTROL. A "Change in Control" as used herein shall be deemed to have occurred:

(a)     if  any  "person,"  including a "group" as determined in accordance with
Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company's then outstanding securities;

(b) if the shareholders of the Company approve (i) the sale of all or substantially all the Company's assets or (ii) any transaction which would result in paragraph (a) above being true; or

(c) upon the addition of a majority of new members to the Board of Directors within any twelve-month period.

SECTION 5. IN ANTICIPATION OF A CHANGE IN CONTROL. An action is taken "In Anticipation of a Change in Control" if taken in preparation for a Change in Control within six (6) months prior to an actual Change in Control. Subject to reasonable rebuttal, any action by the Company taken within six (6) months prior to a Change in Control shall be presumed to be an action taken In Anticipation of a Change in Control.

SECTION  6.     TERMINATION  OF  EMPLOYMENT.

     (a)     "Termination  of  Employment"  means:

     (1) Termination by the Company of the Executive's employment for any reason other than death, disability, voluntary retirement on or after age 65 or Cause (excluding assignment of Executive to employment by the Company or a subsidiary of Company); or

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     (2)     Resignation  by  Executive  for  Good  Reason.

     (b) "Good Reason" means the occurrence of any of the following events without Executive's express written consent:

     (1)     Any  reduction  in  the  Executive's  salary;

     (2) Any failure by the Company to continue any bonus plan, or other incentive plan (without instituting a comparable plan) in which the Executive participated;

     (3) Any significant diminution of the Executive's authority, duties and responsibilities,

     (4) Any required relocation of the Executive's residence to a location outside of the state of Michigan.

     (c) "Cause" means an act of Executive constituting willful gross misconduct, material breach of duties, or an act of material dishonesty or fraud that is injurious to the Company.

SECTION 7. SEVERANCE BENEFIT. Upon the occurrence of the events described in Section 3, Company shall provide the Executive the following benefits:

(a) An amount equal to one year's salary, computed as (i) Executive's highest annual W-2 Compensation from the Company during the last three years, or
(ii), if Executive has not been employed by the Company for at least one full calendar year upon the occurrence of the events described in Section 3, an amount equal to Executive's annual base salary rate at the time of such occurrence. "W-2 Compensation" shall exclude compensation derived from the exercise of stock options and other income from the Company's stock based incentive plan, signing bonuses, relocation expense reimbursement and awards under the Short Term Incentive Plan or its successor.

(b) Continued participation in the Company's (or successor's) group life and disability coverage (to the extent permitted by law and any applicable insurance carrier), family medical, hospitalization and dental coverage, until the earlier of the expiration of one (1) year or the commencement of a comparable coverage from another employer; provided that any continuation of medical and dental coverage shall run concurrently with the Executive's statutory COBRA period. The Executive shall promptly notify the Company upon receipt of comparable coverage from a new employer.

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(c)     The  Company  shall  provide  and  pay for services for an out placement executive search firm for a period of six months following a Termination of Employment of Executive.

(d) Benefits shall be reduced to the extent necessary to avoid loss of any tax deduction or payment of non-deductible items under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION  8.     METHOD  OF  PAYMENT.

     (a) In the case of a "Friendly Change in Control," as defined below, the Benefit payable under Section 7(a) shall be paid over twelve months in equal payments consistent with the Company's payroll practices, the first payment being due on the first payday of the month following Termination of Employment. Any late payments shall include interest at the prime rate (as published by First of Michigan Bank) plus two percentage points. A "Friendly Change in Control" means a transaction approved by (i) a majority of the members of the Board of Directors who have been in office for at least twelve (12) months or
(ii) a Board whose majority consists of members in office twelve months, plus members who were recommended or elected by a majority of incumbent directors.

     (b) In any case other than a Friendly Change in Control, the Benefit payable under Section 7(a) shall be paid in a lump sum within twenty (20) days after Termination of Employment, with interest thereon accruing thereafter at the rate described above.

SECTION 9. NO MITIGATION OR DUTY TO SEEK EMPLOYMENT. Executive shall be under no obligation to seek or accept other employment after Termination of Employment. Further, any Benefits, except as set forth in Section 7(b), shall not be diminished as a result of subsequent employment.

SECTION 10. TAX WITHHOLDING. The Company may withhold or require Executive to remit (at the time of receipt of Benefits) all applicable Federal, State, local or other withholding taxes.

SECTION  11.     BINDING  EFFECT.

     (a) This Agreement shall be binding upon successors and assigns of the company.

     (b) This Agreement shall be binding upon Executive and shall inure to the benefit of Executive's legal representatives and heirs.

SECTION 12. AMENDMENT OR MODIFICATION OF AGREEMENT. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto.

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SECTION  13.     VALIDITY.  The  invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

SECTION  14.     CLAIMS  PROCEDURE.

      (a) The Administrator shall be the Company, whose address is SEMCO Energy, Inc., 405 Water St., Port Huron, Michigan. The Company shall have the right to designate one or more employees as Administrator at any time. The Company shall give Executive written notice of any change. All notices shall be in writing, and delivered to Executive in person or sent by certified mail to Executive's last known address.

     (b) The Administrator shall make all determinations as to Benefits. Any denial of a claim for benefits shall be stated in writing and delivered or mailed within ten (10) business days after receipt of the claim, unless special circumstances require an extension of time. Written notice of an extension shall be furnished prior to the termination of the initial 10-day period. Such extension may not exceed ten (10) business days. Failure to provide any notice within ten (10) business days constitutes acceptance of the claim. Notice of denial shall set forth reasons for the denial, reference to provisions upon which the denial is based, a description of additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of claim review procedures, written in a manner that may be understood without legal counsel.

     (c) A claimant whose claim has been wholly or partially denied may request, within ten (10) days following such denial in writing a review of such denial. The claimant may submit comments in writing and may include a request for a hearing in person before the administrator. Prior to submitting a request, the claimant shall be entitled to review such documents as the Administrator agrees are pertinent to the claim. The claimant may be represented by counsel. The Administrator's decision with respect to any review shall be in writing and shall be mailed not later than ten (10) days following receipt of the request for review unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case the Administrator's decision shall be delivered in person, or mailed by certified mail, not later than twenty (20) days after receipt of such request.

     (d) A claimant who has followed the procedure in paragraphs (b) and (c) of this section, but who has not obtained full relief on Executive's claim may, within sixty (60) days following receipt of the decision on review, apply in writing to the Administrator for binding arbitration of Executive's claim before three arbitrators in St. Clair County, Michigan, in accordance with the commercial arbitration rules of the American Arbitration Association. The Company shall designate one arbitrator, the Executive shall choose an arbitrator and the two arbitrators jointly shall designate a third arbitrator. The arbitrators' sole authority shall be to interpret and apply the provisions of this Agreement; they shall not change, add to, or subtract from, any of its provisions. The arbitrators shall have the power to compel attendance of witnesses at the hearing. Once a claimant commences arbitration proceedings, any right to commence litigation shall be waived, and the arbitration proceedings shall continue to conclusion. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrators shall be final and binding without appeal to any court.

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SECTION  15.     LEGAL  FEES  AND  EXPENSES.  To  the  extent  that Executive is successful in the above-described proceedings, the Company shall reimburse Executive for legal fees and expenses incurred as the result of any controversy over any provision in this Agreement. The Company shall reimburse the executive within twenty (20) days following written demand therefor with interest accruing thereafter in accordance with the provisions of Section 8(a).

SECTION 16. NON-ALIENATION OF BENEFITS. Except as may be protected by applicable law, no transfer, pledge, or attachment of any Benefits shall be valid.

SECTION 17. MISCELLANEOUS. A waiver of any breach shall not constitute a waiver of any subsequent breach. The headings shall not be a part of, or control or affect the meaning of, any provision hereof.

SECTION 18. GOVERNING LAW. To the extent not preempted by Federal law, this agreement shall be governed and construed in accordance with the laws of the state of Michigan.

SECTION 19. ENTIRE AGREEMENT. This document represents the entire agreement and understanding of the parties with respect to its subject matter.

     INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the _____ day of ___________, _____.

SEMCO  Energy,  Inc.


By   ___________________________________
     William  L.  Johnson
     Chairman  and  CEO

Executive


______________________________________
         Signature

Printed  name:


COCAGR.DOC(sla)

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*****
This  form  of  Change  in  Control  Agreement  is  in  effect for the following
Executives  of  the  Company:

--     Samuel  B.  Dallas  dated  June  10,  1999
--     Steven  W.  Warsinske  dated  March  20,  1998



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